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October 7, 2004

DreamWorks L.L.C., owner of DreamWorks Animation

We are aware of the incorporation by reference in the Registration Statement (Form S-1 No. 333-117528) of DreamWorks Animation SKG, Inc. for the
registration of             shares of its Class A common stock of our review
report dated October 7, 2004 relating to the pro forma adjustments applied to the condensed combined financial statements of DreamWorks Animation.